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                                                                    Exhibit 10.5



                                     LEASE

         THIS LEASE (hereafter referred to as the "Lease") is made and entered into on this 8th day of April 1999, by and between PHILIP Y. BERGER whose mailing address is 800 S. Parrott Avenue, Okeechobee, Florida, as Landlord, and BIG LAKE NATIONAL BANK, whose mailing address is P.O. Drawer 1699, Okeechobee, Florida 34973, as Tenant.

         In consideration of the mutual promises contained herein, the parties agree:

         1. LEASE; DESCRIPTION OF PREMISES. Landlord does lease to Tenant, and Tenant does lease from Landlord, the following described property located in the Okeechobee County, Florida (which shall hereafter be referred to as the "Premises"): 3180 Highway 441 S.E., Okeechobee, Florida 34974 containing a building of approximately 2,500 square feet and parking area as depicted on the Site Plan of Hoover and Associates, Inc. dated 6/2/93 and attached hereto as Exhibit "A".

         2. REQUIRED USES. The Premises shall be used for banking and financial operations and for no other use, unless agreed to in writing by Landlord. Tenant hereby accepts the Premises in the condition they are in at the beginning of this Lease and agrees to maintain same in the manner as hereinafter described.

         3. TERM. The term of this Lease shall be for five years with the Tenant's option to renew the lease for two additional five year terms beginning on August 1, 1999, and terminating on July 31, 2004.

         4. RENT. For the first three years of this Lease, Tenant shall pay rent at the rate of $14,751.84 per year, payable monthly at the rate of $1,229.32 per month. For the fourth and all succeeding years of this Lease, the annual rental amount shall be the lower of either (a) the rental rate in effect at the time of the adjustment multiplied by 1.03, or (b) rental rate in effect at the time of the adjustment multiplied by a fraction, the numerator of which shall be the index number (index number) indicated on the consumer price index for urban wage earners and clerical workers (CPI - W)(1982-84=100)(revised) issued by the Bureau of Labor Statistics of the United States Department of Labor, under the United States Index Column for June of the year of adjustment and the denominator of which shall be the Index Number for June of the previous year. In the event the CPI is no longer available, then there shall be substituted for the CPI a comparable price index as published by the U.S. Government. For every successive year during the term of this Lease, the annual rental amount shall be adjusted in a similar manner. The rent shall continue to be paid monthly following such annual adjustments. Should there have been no CPI rental rate adjustments within the initial term of this lease, the rental rate shall none-the-less be increased by three (3%) percent beginning the sixth year. Likewise, should there have been no CPI rental rate adjustments within the first five year option term, the rental rate shall none-the-less be increased by three (3%) percent beginning the eleventh year


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         5.       SALES TAX. Tenant shall pay to Landlord with each rent payment any sales tax levied upon the rental of property as a result of this Lease by the State of Florida.

         6. REAL ESTATE TAXES. The tenant shall pay all real estate and tangible personal property taxes assessed as a result of this Lease.

         7. PRORATIONS. All utilities shall be prorated as of the date of possession.

         8. LATE CHARGE. Tenant acknowledges that late payments by Tenant to Landlord of rent or other sums due under this Lease will cause Landlord to suffer costs and damages not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Accordingly, if any sum due from Tenant is not actually received by Landlord on the tenth day of being due, then Tenant shall pay a late charge of 5% of the amount due, in addition to any attorneys' fees, collection expenses, or interest incurred by Tenant's failure to make timely payments.

         9. PROHIBITION AGAINST UNLAWFUL OR OFFENSIVE USE. Tenant will not make or permit any use of the Premises which would be: (1) offensive so as to constitute a nuisance; (2) unlawful under any federal, state or county code, ordinance or regulation; or (3) injurious to any person or property.

         10. FIRE HAZARDS. Tenant shall not keep, use, sell or offer for sale in the Premises any article, or conduct any activity which may be prohibited by the standard form of fire insurance policy. Further, Lessee shall maintain a dry chemical fire extinguisher in each rental unit at all times during the term of this Lease.

         11. UTILITIES. Tenant shall be responsible for all utilities including but not limited to, telephone, electricity, pro rata share of refuse removal, sewer and water, if any.

         12. MAINTENANCE. That upon the occupancy of the Premises, Tenant shall maintain the interior of the premises in good working condition and shall suffer no waste or nuisance. In case of damage to the Premises, Tenant shall repair with same kind, size, and quality as quickly as possible at Tenant's expense. Landlord shall perform all structural, routine and preventative maintenance and repair required to keep the heating, air-conditioning, electrical, fire suppression and plumbing systems in Premises in working order and the same condition as on the first day of the lease term as well as the exterior structures of the premises, including but not limited to the roof, parking and drainage. The Tenant shall be responsible for all lawn and landscaping maintenance.

         13.      LIABILITY INSURANCE. LIABILITY INSURANCE.

                  a. Tenant shall, at its sole cost and expense, procure and maintain during the term of this Lease comprehensive public liability insurance with limits of not less than one million dollars ($1,000,000.00) in case of injury or damage to one person, and five hundred thousand dollars ($500,000.00) in case of injury or damage to more than one person in the same accident or occurrence, and fifty thousand dollars ($50,000.00) in case of damage to property.


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                  b.       Tenant shall, at sole cost and expense, procure and
                           maintain during the term of this Lease and all renewals, insurance coverage on Tenant's personal property and contents, maintained in and about the leased premises.

         14. WORKER'S COMPENSATION INSURANCE. Tenant shall carry worker's compensation insurance if required by Florida Law. Tenant shall hold Landlord harmless from any claims by Tenant's employees for work related injuries occurring on or about the Premises. Tenant shall provide Landlord with a copy of proof of insurance within thirty (30) days after the date first written above, and on each renewal date of the policy during the term of this Lease. Failure to keep the policy in force during the term of this Lease or failure to provide Landlord with a certificate of insurance shall be a material breach of this Lease.

         15. INDEMNITY. That to the extent permitted by law, the Tenant shall protect, indemnify and save the Landlord harmless against all liability or loss, and against all claims or actions based upon or arising out of damage or injury (including death) to persons or property on, or about the Premises arising out of or resulting in any way from any act or omission of the Tenant, its agents, invitees, servants and employees, in the use of the Premises during the term of this Lease or based upon any violation of any statute, ordinance, building code, or regulation, and the defense of any such claims or actions other than resulting from the act or negligence of the Landlord or its employees. In the event that any claim in writing is asserted by any third party which may entitle the Landlord to indemnification, the Landlord shall give notice thereof to the Tenant, which notice shall be accompanied by a copy of the statement of the claim. Following the notice, the Tenant shall have the right, but not the obligation, to participate at its sole expense, in the defense, compromise or settlement of such claim with counsel of its choice. If the Tenant shall fail to timely defend, contest or otherwise protect against any suit, action or other proceeding arising from such claim, the Landlord shall have the right to defend, contest or otherwise protect itself against same and be reimbursed for expenses and reasonable attorney fees, and upon not less than ten
(10) days notice to the Tenant, to make any reasonable compromise or settlement thereof.

         16.      LIENS.

                  a. Tenant agrees to pay all liens of contractors, subcontractors, mechanics, laborers, material men, and other items of like character, and indemnify Landlord against all expenses, costs and charges, including bond premiums for release of liens and reasonable attorneys' fees incurred in the defense of any suit in discharging the Premises or any part thereof from any liens, judgments or encumbrances caused or suffered by Tenant.

                  b. Tenant shall not have any authority to create any liens for labor or material in Landlord's interest in the Premises by any persons contracting with Tenant for the destruction or removal of any facilities or other improvements or for the erection, installation, alteration or repair of any facilities or other improvements on or about the Premises. All materialmen, contractors, mechanics and laborers, are hereby charged with notice that they must look only to Tenant and to Tenant's interests in the Premises to secure the payment of any bill for work done or materials furnished at the request or instruction of Tenant.


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         17.      EVENTS OF DEFAULT BY TENANT. The occurrence of any of the
following shall constitute an event of default under this Lease:

                  a. Tenant abandons or vacates the Premises, and such abandonment or vacancy continues for a period of sixty (60) days; or

                  b. Tenant fails to pay any part or all the money due Landlord under this Lease, and such non-payment continues for a period of thirty (30) days; or

                  c. Tenant fails to perform or breaches any term, covenant or provision of this Lease, except the payment of money, and such non-performance or breach is not cured within thirty (30) days after written notice of the default from Landlord is delivered to Tenant or posted on the Premises; or

                  d. Tenant is the subject a voluntary or involuntary petition for bankruptcy protection, Tenant makes a general or other assignment for the benefit of creditors, or Tenant's assets or operations become subject to the control of a court-appointed receiver.

         18. REMEDIES ON DEFAULT BY TENANT. Upon the occurrence of any event of default by Tenant under this Lease, Landlord shall have the option to pursue any one or more of the following remedies, in addition or in place of the remedies otherwise provided herein or by statute, without any notice or demand whatsoever to Tenant or Guarantor, if any:

                  a. Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy for possession or arrearage in rent, enter upon and take possession of the Premises. Tenant agrees to pay Landlord on demand the amount of all loss or damage which Landlord may suffer by reason of such termination, including the expenses of retaking, rerenting the Premises and loss of rent through the inability to relet the Premises.

                  b. Enter upon and take possession of the Premises, and relet the Premises and receive the rent therefor without thereby terminating or avoiding this Lease. Tenant agrees to pay Landlord on the due day of each month thereafter sums equivalent to the monthly rental payment under this Lease, less the avails of reletting, if any.

                  c. Accelerate all rental payments due under this Lease and declare them immediately due and payable, and to recover the accelerated rent from Tenant in an action at law, distress for rent or otherwise.

         All of the foregoing rights, remedies, powers and elections of Landlord are cumulative, and pursuit of any of the foregoing shall not preclude other remedies provided by law, nor shall such pursuit constitute a forfeiture or waiver of any rent due to Landlord or of any damages occurring to Landlord by reason of the violation of any of the terms of this Lease. Forbearance by Landlord to enforce one or more of the remedies upon an event of default, shall not be deemed or construed to constitute a waiver of such default.


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         19.      DESTRUCTION OF PREMISES. If, during the term of this Lease, the Premises are totally or partially destroyed from any cause rendering them totally or partially inaccessible or unusable, Landlord shall restore the Premises to substantially the same condition as they were in immediately prior to the destruction, provided the restoration can be made and permitted under existing laws and can be completed within ninety (90) days after the date of the destruction; under such circumstances, this Lease shall not terminate. Provided however that expense for repair of non-insured improvements of Tenant shall be born by Tenant. If the restoration cannot be made within ninety (90) days, either party may terminate this Lease immediately by giving written notice to the other not more than ninety (90) days after the destruction. In case of any destruction, not caused by Tenant or its invitees, described in this paragraph, there shall be an abatement or reduction of rent between the date of destruction and the date of termination of the Lease or completion of restoration, as the case may be, based upon the extent to which the destruction interferes with Tenant's use of the Premises.

         20. ASSIGNMENT OR SUBLEASE BY TENANT. Tenant shall not, either voluntarily or by operation of law, assign or transfer the leasehold interest granted by this Lease or any interest therein, without first obtaining the written consent of Landlord, which shall not be unreasonably withheld. A consent to one assignment or subletting shall not be deemed to be a consent to any subsequent assignment or subletting. Any such subsequent assignment or subletting shall be void, and shall, at the option of Landlord, constitute a default under the terms of this Lease. This paragraph shall not preclude the Tenant from assigning the rights under this agreement to a corporation in which the Tenant owns and retains a majority interest provided that no such assignment shall relieve the Tenant of any obligation to the Landlord contained herein.

                  a. CONTROLLED PARTIES; MERGERS. Any provision contained in this Lease to the contrary notwithstanding, Tenant, after first having given prior written notice to Landlord, shall have the right, without consent of Landlord, to assign or sublet all or any part of the Premises to any entity controlling, (either directly or indirectly) the Tenant and to any entity into which Tenant may be merged or consolidated ("Controlled Parties").

                  b. DIVESTITURE REQUIRED BY REGULATORY AGENCIES. If Tenant is involved in a merger, acquisition, or consolidation and in connection therewith the regulatory agency having jurisdiction requires that pursuant to an approved Plan of Divestiture Tenant must divest itself of certain deposits and facilities which may include the Premises, Tenant may request that Landlord approve an assignment of all, or a sublease of a portion, of the Premises, (The "Divestiture Space") to the party that is to acquire such deposits and facilities. If Landlord does not approve the assignment or sublease to such proposed Transferee in accordance with the terms of this Section, Landlord shall recapture the proposed Divestiture Space not earlier that thirty (30) days nor later than sixty (60) days after the proposed Divestiture Space is vacated by the Tenant. The proposed Divestiture Space shall be eliminated upon the date of recapture by the Landlord and Tenant shall have no obligation with respect to the Proposed Divestiture Space that accrues subsequent to such recapture.

                  c. SALE OF DEPOSITS OR CHANGE IN BUSINESS LOCATION. Any provision contained in this Lease to the contrary notwithstanding, Tenant, after first having given prior


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                           written notice to Landlord, shall have the right
                           without consent of Landlord to assign or sublet all or any part of the Premises to a creditworthy tenant in the event Tenant sells its deposits located at the Premises or determines that it no longer desires to operate in the Premises. Upon such assignment and a written assumption of Tenant's obligations hereunder by the Assignee, Tenant shall be released from its obligations hereunder. Landlord shall acknowledge its consent to the assignment of this Lease and the release of Tenant hereunder in writing within Ten days of the request of Tenant.

         21. RIGHT OF INSPECTION. Landlord shall have the right to make reasonable inspections of the Premises between the hours of 9:00 a.m. and 4:00 p.m. on weekdays, exclusive of federal or banking holidays.

         22.      NOTICES. All notices to Landlord shall be sent or delivered to

                                PHILIP Y. BERGER
                             800 S. Parrott Avenue
                               Okeechobee, Florida

All notices to Tenant shall be sent or delivered to:

                             BIG LAKE NATIONAL BANK
                                P.O. Drawer 1699
                           Okeechobee, Florida 34973

         All notices shall be in writing and shall be delivered either by hand with proof of delivery or by certified mail, return receipt requested, postage prepaid. Notices sent or delivered by mail in accordance with this paragraph shall be deemed to have been given five (5) business days after the date of mailing, and all other notices delivered by any other means, such as hand delivery or express delivery, shall be deemed to have been given when received.

         23. WAIVER OF BREACH. Tenant agrees that no assent, express or implied, by Landlord to any breach of this Lease by Tenant shall be deemed to be a waiver of any succeeding breach by Tenant.

         24. SURRENDER AT END OF LEASE. Tenant agrees upon termination of this Lease for any reason to peaceably yield up to Landlord the Premises in neat and clean condition, with all debris removed, and in good repair in all respects, reasonable use and wear or damage by casualty excepted. Upon termination of this Lease for any reason, Tenant shall remove from the Premises all signs, trade fixtures, furnishings, personal property, equipment and materials belonging to Tenant, and if Tenant fails to remove such items from the Premises upon vacating the premises, then Landlord may remove the items and Tenant shall promptly pay the costs and expenses of the removal or Landlord may consider the property abandoned and retain same as additional rent without further obligation to Tenant..

         25. TENANT'S PERSONAL PROPERTY. All personal property placed or moved onto the Premises shall be at the risk of Tenant or owner thereof, and Landlord shall not be liable for any damage to personal property, or to Tenant, arising from any act of negligence of any tenant or occupants of the building or of any other person whomsoever.


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         26.      ATTORNEYS' FEES. It is understood and agreed between the
parties hereto that in the event of any litigation between the parties, the prevailing party shall be entitled to recover reasonable attorneys' fees and court costs from the losing party at both the trial and appellate levels.

         27. ENCUMBRANCE OF TENANT'S INTEREST. Tenant shall not be entitled to borrow against this Premises or encumber it in any manner. If Tenant should violate this provision against encumbrances upon the Premises, that encumbrance shall be deemed to be a material breach of this Lease.

         28. IMPROVEMENTS. The Tenant shall make no modification or additions to the Premises without the written consent of the Landlord, which consent shall not be unreasonably withheld. All permanent improvements which would constitute real property under the common law of the State of Florida shall become the property of Landlord when erected, subject to the terms of this Lease, and Tenant is not entitled to any claim for reimbursement from Landlord for such improvements either during or after the term of this Lease or any extensions thereof. All other improvements made to the Premises may be removed by Tenant after the termination of this Lease so long as the Lease is not terminated as a result of a default in payment or performance by Tenant.

         29. ENVIRONMENTAL INDEMNITY. Tenant shall not permit the Premises to be contaminated with any environmental hazard. Tenant shall indemnify, protect and hold harmless Landlord from any environmental damage and if such environmental damage is discovered, resulting from Tenant's use of the Premises, Tenant shall promptly undertake and pursue diligently appropriate steps to repair the damage and shall notify Landlord of such environmental damage within twenty-four (24) hours after Tenant's discovery of such environmental damage.

                  a. LANDLORD'S COVENANT. Landlord represents that to the Landlord's best knowledge, there exists no Hazardous Materials, on, in, under or about the Project, in violation of any applicable laws, rules or regulations. Landlord agrees to indemnify and hold Tenant harmless from all claims, judgments, damages, penalties, fines, costs (including reasonable attorney's fees), liabilities, or losses incurred by Tenant, its employees, guests or invitees, resulting from any Hazardous Materials found on the Project which were brought on the Project before August 1, 1999, except as brought onto the Project by Tenant, its employees, contractors, or subcontractors, in violation of applicable laws, rules, and regulations. The foregoing indemnity shall survive the expiration or earlier termination of the Lease. Furthermore, in the event Hazardous Materials are found to be located within the Project at any time during the Term or Renewal thereof, the landlord shall upon written demand by the Tenant, promptly remove such Hazardous Materials and restore the Project to the same condition as existing prior to removal. All such removal shall be done in a manner which shall not prevent or materially disrupt the Tenant's business operations and shall comply with all applicable codes, rules and regulations which exist at the time relating to such removal. All plans and schedules relating to removal and restoration, shall be subject to the approval of the Tenant prior to commencement of the work, which approval shall not be unreasonably withheld. The cost of all removal and restoration shall be the Landlord's responsibility. In the event that Landlord fails to remove Hazardous Materials and restore the Project, the Tenant may conduct such removal and restoration, and the Landlord shall reimburse the Tenant for all costs associated with such removal and restoration within ten (10) business days after demand.


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         30.      COMPLIANCE WITH PERMIT REQUIREMENTS. Tenant shall be
responsible for obtaining and complying with all governmental permits required for Tenant's use and occupancy of the premises. Failure by Tenant to comply with this paragraph shall be deemed to be a material breach of the terms of this Lease.

         31. AMERICAN'S WITH DISABILITIES ACT. Landlord shall make any and all improvements, modifications, alterations or replacements as may be necessary to cause the Premises, to fully comply with all aspects of the American's with Disabilities Act of 1990 (the "ADA") and shall indemnify and hold Tenant, its directors, heirs, successors and assignees harmless from all claims, judgments, damages, penalties, fines, costs (including reasonable attorney's fees), or costs incurred to keep the Premises, in compliance after the Commencement Date of this Lease.

         32.      MISCELLANEOUS PROVISIONS:

                  a. BINDING EFFECT. All of the covenants, conditions and obligations of this Lease shall be binding upon and inure to the benefit of the respective heirs, administrators, successors and assigns of the parties.

                  b. CONSTRUCTION OF LEASE. Words of any gender used in this Lease shall be construed to include any other gender, and words in singular number shall be held to include the plural, when the sense requires. If any provision of this Lease becomes subject to judicial interpretation, then the parties agree that the court interpreting or considering such provision will not apply the presumption or rule of construction that the terms of this Lease will be more strictly construed against the party which itself or through its counsel or other agent prepared this Lease because both parties have equally negotiated the terms of this Lease and have equally participated in the preparation of the final form of this Lease, and therefore, the application of such presumption or rule of construction would be inappropriate and contrary to the intent of the parties.

                  c. RELATIONSHIP OF PARTIES. Nothing contained in this Lease shall be deemed or construed by the parties or by any third person to create the relationship of principal and agent or of partnership or of joint venture or of any association between Lessors and Lessee, and neither the method of computation of rent nor any other provisions contained in the Lease nor any acts of the parties shall be deemed to create any relationship between Lessors and Lessee, other than the relationship of landlord and tenant.

                  d. SEVERABILITY. In the event that any provision of this Lease is determined to be invalid, illegal, or unenforceable for any reason, then the parties shall negotiate in good faith and agree on such amendments or modifications to this Lease, or such other appropriate actions, that will to the maximum extent practicable in light of such determination, give effect to the intentions of the parties as reflected in this Lease, and all other provisions of this Lease, as amended, modified, or otherwise, shall remain in full force and effect, but if, after good faith negotiations, the parties fail to reach an agreement regarding the invalid, illegal, or unenforceable provisions,


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                           then the parties agree that such provisions shall be
                           severed from this Lease and such severance shall not invalidate any other provision of this Lease or this Lease itself.

                  e. ENTIRE AGREEMENT. This Lease states the entire understanding between the parties and supersedes any written or oral representations, statements, negotiations, or agreements to the contrary.

                  f. BINDING AGREEMENT. No provision of this Lease may be changed or modified except by an agreement in writing signed by all of the parties or their successors in interest. This Lease shall not be effective or binding on any party until fully executed.

                  g. CAPTIONS. The captions and paragraphs or letters appearing in this lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of the sections or articles of this lease or affect this lease in any way.

                  h. COMPUTATION OF TIME. The time within which any act provided for by this Lease is to be done is computed by excluding the first day and including the last, unless the last day is a Saturday, Sunday, or holiday and then it is also excluded. The term "holiday" shall mean all holidays officially recognized by the federal government and the government of the state in which the premises are located.

                  m.       REGISTRY DEPOSIT. In the event of any action in which
                           section 83.232, Florida Statutes would apply, the term "rent" as used in that section shall be deemed to include all escrows, insurance payments, option payments and any other monetary obligation required by this agreement.

         IN WITNESS WHEREOF, the parties have executed this Lease on the date first written above.

WITNESSES as to LANDLORD:                    LANDLORD:


/s/ Eileen P. Casian                         /s/ Philip Y. Berger
----------------------------------           -----------------------------------
(Signature)                                  PHILIP Y. BERGER

Eileen P. Casian
----------------------------------
(Print name)


/s/ Richard K. Justice
----------------------------------
(Signature)

Richard K. Justice
----------------------------------
(Print name)


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WITNESSES as to TENANT:                TENANT: BIG LAKE NATIONAL BANK

   /s/ Eileen P. Casian
----------------------------------
(Signature)

   Eileen P. Casian
----------------------------------
(Print name)

                                       By  /s/ Joe G. Mullins
                                          -------------------------------
                                          JOE G. MULLINS, PRESIDENT

   /s/ Richard K. Justice
----------------------------------
(Signature)

   Richard K. Justice
----------------------------------
(Print name)


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